Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS RECORD SALES FOR FISCAL 2007 FIRST QUARTER
AKRON, Ohio — January 4, 2007 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that sales for the fiscal first quarter ended November 30, 2006 were $442.7 million, a new first-quarter record, surpassing the prior year’s result by 11.7%. Tonnage was up 4.0% from the fiscal 2006 first quarter. Higher prices and changes in product mix increased sales by 2.5%, while the translation effect of foreign currencies increased sales by 5.2%.
Net income for the fiscal 2007 first quarter was $2.4 million or $0.09 per diluted share, compared with $12.3 million or $0.40 per diluted share for the same period last year. The decrease in net income was driven primarily by a decline in gross profit in both the Company’s North American and European operations. The translation effect of foreign currencies increased net income by $0.7 million for the current-year first quarter.
“As expected, the global automotive and construction markets weakened during the quarter, which resulted in lower gross profits for our North American and European operations,” said Terry L. Haines, chairman, president and chief executive officer. “Also, the first quarter of fiscal 2006 was exceptionally strong, reflecting favorable markets and pricing in the aftermath of the Gulf Coast hurricanes. While we are disappointed with our results for the quarter, we are moving ahead on a number of fronts — including inventory reductions, capacity reduction, purchasing and freight efficiencies, and margin improvement initiatives — which we expect to provide a total of at least $7 million in annualized cost savings by fiscal 2008.”
Europe (including Asia) Operations
Sales in the Company’s European operations, including Asia, were $324.4 million for the fiscal 2007 first quarter, an increase of $53.3 million or 19.7% over last year’s first quarter. Tonnage was up 8.6% for the quarter while higher prices and changes in product mix increased sales by 3.5% and the translation effect of foreign currencies increased sales by 7.6%.
Gross profit for the first quarter decreased slightly by $1.3 million, or 3.0%, to $41.5 million. Gross profit margin declined to 12.8% from 15.8% in the prior-year first quarter, as the mix effect on products sold was skewed to lower-margin products and cost per pound of product sold increased from the very strong comparable period in 2006.
North American Operations
North American sales for the fiscal 2007 first quarter were $118.2 million, down $7.1 million or 5.7% from last year’s first quarter. Prices and changes in product mix were slightly favorable while tonnage was down 6.0%. The translation effect of foreign currencies had a negligible effect in the quarter.
3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

Gross profit for the first quarter decreased to $8.1 million from $17.2 million for the prior-year period, reflecting the market weakness, lower production, higher logistics costs, investments in the Invision product launch and competitive pressures compared with last year’s exceptionally strong first quarter. Gross profit margin declined to 6.8% from 13.7% in the prior-year quarter.
“We continued to eliminate excess manufacturing capacity in the first quarter with the announced reductions at our plants in Orange, Texas, and Bellevue, Ohio, expected to result in an annual cost savings of approximately $4.0 million by fiscal 2008,” Haines said. “Since fiscal 2000, we have reduced headcount in our U.S. manufacturing operations by approximately 50% and manufacturing capacity by about 40%, reflecting our strategy to eliminate excess capacity and more closely align our operations with the global shift in marketplace demand.”
In addition, the North American segment successfully reduced pounds of inventory by 23% during the first quarter. “We are particularly pleased with the progress of our people in the North American operations to significantly reduce inventory,” Haines said. “This decline in inventory improved our cash flow, but resulted in a temporary negative effect on net income due to its impact on production levels and fixed-cost absorption at our manufacturing facilities.”
Haines added that progress on the Company’s innovative new Invision® product is continuing. “Start-up of the initial production line at our Sharon Center, Ohio, facility is anticipated to occur in spring/summer 2007, and we expect it to begin producing sellable product shortly thereafter. Our first full-scale Invision® greenfield facility in Findlay, Ohio, is scheduled to begin operation in the 2008 calendar year.” Invision® is a multi-layered, extruded sheet product that is cost-competitive and simplifies the manufacturing process for the Company’s customers, while providing a higher-performance and more environmentally friendly alternative to existing plastic and film materials that are painted.
Balance Sheet
Cash balances increased to $63.0 million at the end of the first quarter, compared with $50.7 million as of August 31, 2006. Debt increased to $151.1 million at the end of the quarter from $131.7 million at the end of fiscal 2006. Net debt (debt less cash) was $88.1 million compared with $81.0 million at year-end fiscal 2006. In year-over-year comparisons, first-quarter fiscal 2007 days sales in receivables increased by one day to 58 days; days sales in inventory declined two days to 64 days; and days payable declined one day to 28 days. As a result of efforts to drive down inventory balances, the Company is pleased to report that inventory decreased to $270.9 million as of November 30, 2006, compared with $286.1 million at the end of fiscal 2006.
Effective Tax Rates
The effective tax rate of approximately 70% for the fiscal 2007 first quarter was higher than the statutory rate of 35%, primarily due to losses related to performance in the United States with no tax benefit. Last year’s effective tax rate for the comparable period of 46.3% was greater than the statutory rate of 35% primarily because of a $3.1 million tax charge related to funds that were repatriated from Europe during fiscal 2006.

Business Outlook
Commenting on the business outlook, Haines said, “We are hopeful that the market slowdown in the first quarter and leading into our second quarter, will improve. We are seeing signs that customers are nearing the end of their efforts to reduce inventory, and feel that orders will begin to trend upward as a result. Stronger markets, a favorable euro and the results of our cost-saving initiatives should have a positive impact on our results during the latter part of our fiscal year. We expect that fiscal 2007 net income will meet or exceed fiscal 2006 net income of $32.7 million. For the longer term, our various ongoing efforts to achieve fundamental improvements will help position our Company for future profitable growth.”
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2007 first-quarter earnings can be accessed at 3 p.m. Eastern time on Thursday, January 4, 2007, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website. The live conference call is also accessible in a listen-only mode by telephone at 617-597-5396, passcode 29221719.
About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2006, were $1.6 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance are disclosed in the Company’s Annual Report on form 10-K for the year ended August 31, 2006 and include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown; and

•	The performance of the North American auto market.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
# # #

A. Schulman Inc. and its Consolidated Subsidiaries
Financial Highlights

	Three months ended November 30,
	2006	2005
	(Unaudited)
	(In thousands except share and per share data)

Net Sales	$442,728	$396,525

Cost of sales	393,188	336,490
Selling, general and administrative expenses	40,248	36,289
Interest expense	1,831	1,027
Foreign currency transaction (gains) losses	(514)	260
Minority interest	233	350
Interest income	(361)	(584)
Other (income) expense	25	(218)
Restructuring expense — North America	118	—

	434,768	373,614

Income Before Taxes	7,960	22,911

Provision for U.S. and Foreign Income Taxes	5,589	10,602

Net Income	2,371	12,309

Less: Preferred Stock Dividends	(13)	(13)

Net Income Applicable to Common Stock	$2,358	$12,296

Weighted Average Number of Shares Outstanding:
Basic	26,879	30,744
Diluted	27,311	31,097

Earnings per Share of Common Stock:
Basic	$0.09	$0.40
Diluted	$0.09	$0.40

Condensed Balance Sheet	November 30, 2006	August 31, 2006

	(Unaudited)
	(In thousands)
Assets
Current Assets	$638,476	$627,348
Other Assets	29,124	29,018
Net Property, Plant and Equipment	188,633	186,879

	$856,233	$843,245

Liabilities and Stockholders’ Equity
Current Liabilities	$213,194	$223,561
Long-term Debt	148,466	120,730
Deferred Credits and Other Long-term Liabilities	97,788	95,462
Stockholders’ Equity	396,785	403,492

	$856,233	$843,245

Supplemental Segment Information (Unaudited)
 (in thousands)

Three months ended November 30, 2006:	North America	Europe	Other	Consolidated

Sales to unaffiliated customers	$118,294	$324,434	$—	$442,728

Gross profit	$8,067	$41,473	$—	$49,540

Income (loss) before interest, restructuring and taxes	$(7,718)	$17,266	$—	$9,548
Interest expense, net	—	—	(1,470)	(1,470)
Restructuring expense — North America	(118)	—	—	(118)

Income (loss) before taxes	$(7,836)	$17,266	$(1,470)	$7,960

Three months ended November 30, 2005:

Sales to unaffiliated customers	$125,426	$271,099	$—	$396,525

Gross profit	$17,229	$42,807	$—	$60,036

Income (loss) before interest and taxes	$867	$22,487	$—	$23,354
Interest expense, net	—	—	(443)	(443)

Income (loss) before taxes	$867	$22,487	$(443)	$22,911